American Funds Fundamental Investors One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Phone (415) 421-9360 Fax (415) 393-7140

December 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$522,129
Class B	$6,978
Class C	$17,623
Class F1	$66,841
Class F2	$14,478
Total	$628,049
Class 529-A	$13,222
Class 529-B	$531
Class 529-C	$2,047
Class 529-E	$485
Class 529-F1	$595
Class R-1	$1,147
Class R-2	$5,371
Class R-3	$26,995
Class R-4	$29,941
Class R-5	$26,478
Class R-6	$15,526
Total	$122,338

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5700
Class B	$0.3129
Class C	$0.3054
Class F1	$0.5645
Class F2	$0.6493
Class 529-A	$0.5547
Class 529-B	$0.2837
Class 529-C	$0.2920
Class 529-E	$0.4593
Class 529-F1	$0.6235
Class R-1	$0.3162
Class R-2	$0.3109
Class R-3	$0.4668
Class R-4	$0.5638
Class R-5	$0.6623
Class R-6	$0.6780

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	901,633
Class B	20,368
Class C	56,926
Class F1	118,038
Class F2	24,203
Total	1,121,168
Class 529-A	24,988
Class 529-B	1,730
Class 529-C	7,234
Class 529-E	1,112
Class 529-F1	1,006
Class R-1	3,779
Class R-2	17,260
Class R-3	59,433
Class R-4	55,948
Class R-5	38,639
Class R-6	25,881
Total	237,010

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$36.70
Class B	$36.60
Class C	$36.56
Class F1	$36.68
Class F2	$36.70
Class 529-A	$36.67
Class 529-B	$36.66
Class 529-C	$36.64
Class 529-E	$36.65
Class 529-F1	$36.65
Class R-1	$36.56
Class R-2	$36.56
Class R-3	$36.63
Class R-4	$36.64
Class R-5	$36.71
Class R-6	$36.70